                                 EXHIBIT NO. 19


                      REPORTS FURNISHED TO SECURITY-HOLDERS

                       [DELOITTE & TOUCHE LLP LETTERHEAD]



INDEPENDENT ACCOUNTANTS' REPORT


To the Directors of
  Cintech Tele-Management Systems, Inc.

We have reviewed the accompanying balance sheets of Cintech Tele-Management Systems, Inc. (the "Company") as of December 31, 1996 and 1995 and the related statements of operations for the three months and the six months then ended and of stockholders' equity and cash flows for the six months then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytic procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of the Company as of June 30, 1996, and in our report dated August 23, 1996, we expressed an unqualified opinion on that balance sheet.

/S/ Deloitte & Touche LLP

January 24, 1997

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

BALANCE SHEETS
DECEMBER 31, 1996 JUNE 30, 1996 AND DECEMBER 31, 1995
--------------------------------------------------------------------------------

                                                        DECEMBER 31,          JUNE 30,          DECEMBER 31,
ASSETS                                                     1996                 1996                1995
                                                        (UNAUDITED)                             (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents                             $   213,934         $   203,441         $   124,878
  Marketable securities (Notes 3,5)                         649,433             770,391           1,005,214
  Accounts receivable, trade - (Net of allowance
    of $73,226, $53,726 and $67,623 at
    December 31, 1996, June 30, 1996 and
    December 31, 1995, respectively) (Note 2)               787,132           1,151,471           1,103,882
  Inventory (Note 2)                                        997,906           1,009,960             983,417
  Prepaid expenses                                           19,013              18,224
                                                        -----------         -----------         -----------
           Total current assets                           2,667,418           3,153,487           3,217,391
                                                        -----------         -----------         -----------

FIXED ASSETS (Note 2):
  Equipment                                                 590,895             574,551             515,866
  Furniture and fixtures                                    125,372             123,906             117,756
                                                        -----------         -----------         -----------
           Total                                            716,267             698,457             633,622
  Less accumulated depreciation                            (450,223)           (394,184)           (333,707)
                                                        -----------         -----------         -----------
           Total fixed assets - net                         266,044             304,273             299,915
                                                        -----------         -----------         -----------

OTHER ASSETS:
  Deposits                                                                                            5,062
  Deferred software development
    costs - net (Note 2)                                    350,845             303,205             232,170
                                                        -----------         -----------         -----------
           Total other assets                               350,845             303,205             237,232
                                                        -----------         -----------         -----------

TOTAL                                                   $ 3,284,307         $ 3,760,965         $ 3,754,538
                                                        ===========         ===========         ===========



LIABILITIES AND                                         DECEMBER 31,          JUNE 30,          DECEMBER 31,
STOCKHOLDERS' EQUITY                                        1996                1996                1995
                                                        (UNAUDITED)                             (UNAUDITED)
CURRENT LIABILITIES:
  Accounts payable                                      $   612,610         $   649,271         $   776,433
  Accrued liabilities:
    Accrued salaries                                         75,902              82,228              58,018
    Accrued payroll taxes                                    17,523              13,568              15,811
    Accrued vacation                                         61,333              60,945              50,629
    Accrued lease termination costs (Notes 4, 5)                                                    154,335
    Other                                                   143,605             128,542              63,157
  Current portion of notes payable (Note 5)                 100,000             100,000
  Deferred maintenance revenue (Note 2)                     154,673             140,667              68,641
                                                        -----------         -----------         -----------
           Total current liabilities                      1,165,646           1,175,221           1,187,024
                                                        -----------         -----------         -----------

ACCRUED LEASE TERMINATION
  COSTS (Note 4, 5)                                                                                  60,665
                                                        -----------         -----------         -----------

NOTES PAYABLE (Note 5)                                                           30,000
                                                        -----------         -----------         -----------

STOCKHOLDERS' EQUITY (Notes 1, 6, 7):
  Common stock                                            8,982,580           8,982,580           8,968,038
  Contributed capital                                       675,757             675,757             675,757
  Treasury stock                                             (2,290)             (2,290)             (2,290)
  Accumulated deficit                                    (7,537,386)         (7,100,303)         (7,134,656)
                                                        -----------         -----------         -----------
           Total stockholders' equity                     2,118,661           2,555,744           2,506,849
                                                        -----------         -----------         -----------

TOTAL                                                   $ 3,284,307         $ 3,760,965         $ 3,754,538
                                                        ===========         ===========         ===========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS AND SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------

                                                          FOR THE THREE MONTHS ENDED             FOR THE SIX MONTHS ENDED
                                                        DECEMBER 31,        DECEMBER 31,      DECEMBER 31,        DECEMBER 31,
                                                           1996                1995               1996                1995

NET SALES (Note 2)                                      $ 1,606,690         $2,058,100        $ 3,127,887         $ 3,605,122

COST OF PRODUCTS SOLD                                       176,389            656,281            401,956           1,171,993

AMORTIZATION OF DEFERRED SOFTWARE DEVELOPMENT
  COSTS (Note 2)                                             34,078             31,481             45,242              65,551

LICENSING FEES                                              337,337            140,854            596,167             265,885
                                                        -----------         ----------        -----------         -----------

GROSS PROFIT                                              1,058,886          1,229,484          2,084,522           2,101,693

RESEARCH AND DEVELOPMENT                                    117,094            110,517            207,515             194,531

SELLING, GENERAL AND ADMINISTRATIVE (Notes 2, 4)          1,139,544          1,065,380          2,329,840           2,093,283

LEASE TERMINATION COSTS (Note 4, 5)                                             25,625                                 51,250
                                                        -----------         ----------        -----------         -----------

INCOME (LOSS) FROM OPERATIONS                              (197,752)            27,962           (452,833)           (237,371)

OTHER INCOME - Interest income                                7,765             19,549             15,750              43,471
                                                        -----------         ----------        -----------         -----------

NET INCOME (LOSS)                                       $  (189,987)        $   47,511        $  (437,083)        $  (193,900)
                                                        ===========         ==========        ===========         ===========

NET INCOME (LOSS) PER SHARE (Note 6)                    $     (0.02)        $       --        $     (0.04)        $     (0.02)
                                                        ===========         ==========        ===========         ===========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
FOR THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------

                                      COMMON                                                                     TOTAL
                                      STOCK             CONTRIBUTED       TREASURY        ACCUMULATED        STOCKHOLDERS'
                                   NO PAR VALUE           CAPITAL          STOCK            DEFICIT             EQUITY

BALANCE AT JUNE 30, 1995            $ 8,965,690         $ 675,757         $(2,290)        $(6,940,756)        $2,698,401

SALE OF COMMON STOCK                      2,348                                                                    2,348

NET LOSS                                                                                     (193,900)          (193,900)
                                    -----------         ---------         -------         -----------         ----------

BALANCE AT DECEMBER 31, 1995        $ 8,968,038         $ 675,757         $(2,290)        $(7,134,656)        $2,506,849
                                    ===========         =========         =======         ===========         ==========



BALANCE AT JUNE 30, 1996            $ 8,982,580         $ 675,757         $(2,290)        $(7,100,303)        $2,555,744

NET LOSS                                                                                     (437,083)          (437,083)
                                    -----------         ---------         -------         -----------         ----------

BALANCE AT DECEMBER 31, 1996        $ 8,982,580         $ 675,757         $(2,290)        $(7,537,386)        $2,118,661
                                    ===========         =========         =======         ===========         ==========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------

                                                                                1996              1995
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                   $(437,083)        $(193,900)
                                                                             ---------         ---------
  Adjustments to reconcile net loss to net cash provided by (used in)
    operating activities:
    Depreciation                                                                56,039            47,861
    Amortization of software development costs                                  45,242            65,551
    Provision for doubtful accounts                                             19,500            10,550
    Loss on disposal of fixed assets                                                                 613
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable                               344,839          (242,069)
      (Increase) decrease in inventory                                          12,054          (483,921)
      Increase in prepaid expenses                                                (789)
      Increase (decrease) in accounts payable                                  (36,661)          196,483
      Increase in accrued expenses                                              13,080            31,281
      Decrease in accrued lease termination costs (Note 4, 5)                                    (34,375)
      Increase (decrease) in deferred maintenance revenue                       14,006           (19,367)
                                                                             ---------         ---------
           Total adjustments                                                   467,310          (427,393)
                                                                             ---------         ---------
           Net cash provided by (used in) operating activities                  30,227          (621,293)
                                                                             ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from marketable securities                                          120,958           740,449
  Purchase of fixed assets                                                     (17,810)          (49,975)
  Expenditures for software development costs                                  (92,882)          (65,364)
                                                                             ---------         ---------
           Net cash provided by investing activities                            10,266           625,110
                                                                             ---------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock                                                               2,348
  Payment on notes payable                                                     (30,000)
                                                                                               ---------
           Net cash provided by (used in) financing activities                 (30,000)            2,348
                                                                             ---------         ---------

NET INCREASE IN CASH AND CASH
  EQUIVALENTS                                                                   10,493             6,165

CASH AND CASH EQUIVALENTS:
  Beginning of period                                                          203,441           118,713
                                                                             ---------         ---------

  End of period                                                              $ 213,934         $ 124,878
                                                                             =========         =========

See notes to financial statements.

CINTECH TELE-MANAGEMENT SYSTEMS, INC.


NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 1996 AND AS OF DECEMBER 31, 1996 AND 1995 AND FOR THE THREE-MONTH AND SIX-MONTH PERIODS THEN ENDED (INFORMATION RELATED TO THE THREE AND SIX MONTHS ENDED DECEMBER 31, 1996 AND 1995 IS UNAUDITED)


1.    INITIAL PUBLIC OFFERING

      In January 1994, Cintech Tele-Management Systems, Inc. (the "Company") completed its initial public offering of 2,181,820 shares of common stock. The Company's shares are traded on the Toronto Stock Exchange (TSE) under the symbol "CTM".

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      NATURE OF BUSINESS - The Company develops and markets computer software in the emerging Computer-to-Telephone Integration (CTI) industry which integrates the voice functions of the telephone with the data functions of the computer to provide various business applications. This provides the means for small to mid-sized offices to take advantage of the rapid advances and emerging capabilities of CTI. This is accomplished through StarDome, the Company's marketing and distribution organization that offers Business and Personal Computer Telephony Applications to this market. StarDome applications may be developed by the Company or by selected development companies. These products are offered through the Company's extensive distribution network with all the major telephone companies in North America.

      USE OF ESTIMATES - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      FINANCIAL STATEMENT PRESENTATION - These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and are expressed in United States dollars. The differences in accounting principles generally accepted in the United States of America and Canada are described in Note 9.

      REVENUE - Generally, the Company records revenue from product sales when the product is shipped. Contracts with certain distributors may have terms which cause the Company to record revenue when the product is sold to third parties. Also, the Company records an estimate of potential future returns of product sold at the time of sale.

      The Company sells product maintenance agreements which provide for repair of hardware and no-cost upgrade of software. These agreements normally cover a one-year period with revenue being recognized on a straight-line basis over the maintenance period.

      DEPRECIATION - Fixed assets are carried at cost. Depreciation is based on the estimated useful lives of the assets and is computed using an accelerated method. Depreciation is computed using the following useful lives:

           Equipment                                       5 years
           Furniture and Fixtures                          7 years

      INVENTORY - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. Inventories consist of:


                                                   DECEMBER 31,         JUNE 30,        DECEMBER 31,
                                                       1996               1996              1995
          Literature and other documentation        $  43,246         $    70,935         $ 65,077
          Computer hardware                           999,443             973,166          918,340
          Allowance for obsolete inventory            (44,783)            (34,141)
                                                    ---------         -----------         --------

          Total inventory                           $ 997,906         $ 1,009,960         $983,417
                                                    =========         ===========         ========



      SIGNIFICANT CUSTOMERS - Most of the Company's sales are to distributors in the telephony industry.

      The Company had sales to major distributors, as follows:


                                  SALES FOR THE THREE MONTHS                      SALES FOR THE SIX MONTHS
                                      ENDED DECEMBER 31,                             ENDED DECEMBER 31,
                                 1996                   1995                    1996                    1995
                           ---------------------------------------       -----------------------------------------
                                                                           AMOUNT         %        AMOUNT        %
          Distributor A    $927,521      58%                             $1,634,340      52%
          Distributor B                           $205,169      10%                               $298,815       8%
                           --------      --       --------      --       ----------      --       --------       -

          Total            $927,521      58%      $205,169      10%      $1,634,340      52%      $298,815       8%
                           ========      ==       ========      ==       ==========      ==       ========       =


      The Company had gross accounts receivable from major distributors, each of which was in excess of 10% of the Company's total accounts receivable, as follows:


                                                      DISTRIBUTORS    PERCENT OF
                                                                        GROSS
                                                                       ACCOUNTS
                                                                      RECEIVABLE
          December 31, 1996                                1             50%
          June 30, 1996                                    2             58%
          December 31, 1995                                2             20%

      INTERNATIONAL SALES - The Company had international sales as follows:

                             SALES FOR THE THREE MONTHS ENDED DECEMBER 31,           SALES FOR THE SIX MONTHS ENDED DECEMBER 31,
                                  1996                        1995                        1996                        1995
                           ------------------        -----------------------       ------------------        ----------------------
                           AMOUNT          %          AMOUNT              %        AMOUNT          %          AMOUNT             %
          Canada           $10,172         1%        $261,154            13%       $65,826         2%        $420,104           12%
          Other              4,485         0%                                       27,870         1%           1,440            0%
                           -------         -         --------            --        -------         -         --------           --

          Total            $14,657         1%        $261,154            13%       $93,696         3%        $421,544           12%
                           =======         =         ========            ==        =======         =         ========           ==

      SOFTWARE DEVELOPMENT COSTS - Costs incurred internally for creation of the computer software product are charged to research and development expense when incurred until technological feasibility has been established for the product. Thereafter, until general release, all software production costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. As the Company's products are in their early product life cycle, the capitalized costs are amortized on a straight-line basis over the estimated economic life of the product.

      Costs capitalized were $40,886 and $28,196 and related amortization was $34,078 and $31,481 for the three months ended December 31, 1996 and 1995, respectively. Costs capitalized were $92,882 and $65,364 and related amortization was $45,242 and $65,551 for the six months ended December 31, 1996 and 1995, respectively.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of certain of the Company's financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values. The Company's notes payable also approximate fair value based on the borrowing rates currently available to the Company for notes with similar terms and average maturities.

      CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

      RECLASSIFICATION - Certain fiscal 1996 amounts have been reclassified in order to conform to fiscal 1997 presentation.

3.    MARKETABLE SECURITIES

      The Company maintains various investments in treasury bills which are classified as held to maturity and are reported at amortized cost in accordance with FASB Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities". All items mature within one year. The cost and market value of the investments are summarized below:


                                                                                                        NET
                                                                  AMORTIZED                          UNREALIZED
          DESCRIPTION                                                COST             MARKET            GAIN
          December 31, 1996 - United States Treasury Bills        $  649,433        $  663,580        $14,147
                                                                  ==========        ==========        =======

          June 30, 1996 - United States Treasury Bills            $  770,391        $  778,146        $ 7,755
                                                                  ==========        ==========        =======

          December 31, 1995 - United States Treasury Bills        $1,005,214        $1,023,786        $18,572
                                                                  ==========        ==========        =======

4.    OPERATING LEASES

      OPERATING LEASES - The Company leases its office facility in Norwood, Ohio. This operating lease, which began in March 1995 and expires in March 2002, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

      The annual minimum rent to be paid under the operating lease agreement for the facility in Norwood, Ohio is as follows:


          Year Ending December 31:
            1997                                                     $172,125
            1998                                                      199,875
            1999                                                      205,000
            2000                                                      217,500
            2001                                                      220,000
            2002                                                       73,332

      Rent expense for the leased office space was $73,277 and $73,277 in the three-month periods ended December 31, 1996 and 1995, respectively. Rent expense for the leased office space was $146,553 and $130,375 in the six-month periods ended December 31, 1996 and 1995, respectively.

      During 1996 and 1995, the Company remained obligated for the lease on its former office facility in Cincinnati, Ohio leased from a partnership in which two of the Company's stockholders, one of whom is also a director, are partners. As a result of the duplicate office facility the Company accrued as lease termination cost the remaining lease payments on the Cincinnati facility, less projected sublease income and expenses. In May 1996, this obligation was removed through a buyout of the lease as discussed in Note 5.

5.    NOTES PAYABLE

      Notes Payable consisted of the following at December 31, 1996 and June 30, 1996, respectively:


                                               DECEMBER 31,      JUNE 30,
                                                   1996            1996
          Term Note Payable - Bank               $ 60,000        $ 90,000
          Term Note Payable - Third Party          40,000          40,000
                                                 --------        --------

          Total                                  $100,000        $130,000
                                                 ========        ========


      The Term Note Payable - Bank bears interest at the prime lending rate (8.25% at December 31, 1996). The remaining term is 12 months. The note is secured by various securities on deposit with the bank.

      The Term Note Payable - Third Party bears interest at 6%. The term of the note is for 12 months with principal and interest due in full on May 13, 1997. The note is with a partnership in which two of the Company's stockholders, one of whom is also a director, are partners.

      The notes are a result of the buyout of the lease on the Company's former office facility in Cincinnati, Ohio. As a result of the lease buyout, the Company has eliminated the liability for accrued lease termination costs.

6.    CAPITAL STOCK AND LOSS PER SHARE

      The following schedule is a summary of the Company's shares of capital stock.


                                                                  COMMON                              IN
                                              AUTHORIZED          ISSUED          OUTSTANDING      TREASURY
          Balance at December 31, 1996        15,000,000        12,281,371        12,279,371        2,000
                                              ==========        ==========        ==========        =====

          Balance at June 30, 1996            15,000,000        12,281,371        12,279,371        2,000
                                              ==========        ==========        ==========        =====

          Balance at December 31, 1995        15,000,000        12,268,331        12,266,331        2,000
                                              ==========        ==========        ==========        =====


      Loss per common share was based on the weighted average number of common shares outstanding during each period. Exercise of stock options is not assumed as the effect is antidilutive. The weighted average number of common shares outstanding was 12,276,696, 12,269,699 and 12,265,377 at December 31, 1996, June 30, 1996, and December 31, 1995, respectively.

7.    STOCK OPTION PLAN

      During 1994, the Board of Directors approved a plan providing for the granting, to employees, options for the purchase of a maximum of 1,500,000 shares of common stock. In 1996, the plan was amended to provide for non-employee eligibility. In February 1994 the Company granted 141,500 stock options to purchase common stock at prices which reflect a discount from the market value at the date of grant. The related compensation expense is recognized over the period earned. Options granted become exercisable over a two-year period and expire at the end of ten years from the date of grant. In November 1994, the Company adjusted the exercise price on the options to $.88. In March 1995, the Company granted an additional 118,000 stock options. These options were granted at prices equal to the market value at the date of grant and become exercisable over a four-year period and expire at the end of ten years from the date of grant. In January, March, June, August and October of 1996, the Company granted additional stock options of 35,000; 10,000; 174,015; 50,000 and 7,500, respectively. These options were all granted at prices equal to market value at the date of the grant and become exercisable over a four-year period and expire at the end of ten years from the date of grant. The status of stock options granted at December 31, 1996, June 30, 1996 and December 31, 1995 is as follows:

                                              DECEMBER 31,     JUNE 30,     DECEMBER 31,
                                                  1996           1996           1995
          Forfeited                              108,554         95,213         67,151
          Exercised                               20,885         20,885          7,845
          Currently exercisable                   90,447         90,447         43,468
          Exercisable in fiscal year 1996                                       68,712
          Exercisable in fiscal year 1997         68,975         72,405         24,108
          Exercisable in fiscal year 1998         88,975         72,405         24,108
          Exercisable in fiscal year 1999         81,475         72,405         24,108
          Exercisable in fiscal year 2000         64,204         54,755
          Exercisable in fiscal year 2001         12,500
                                                 -------        -------        -------

          Total options granted                  536,015        478,515        259,500
                                                 =======        =======        =======

      In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which is effective for the Company beginning July 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock based compensation awards to employees.

8.    INCOME TAXES

      Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

      Deferred taxes consist of the following:


                                                      DECEMBER 31,          JUNE 30,           DECEMBER 31,
                                                          1996                1996                 1995
          Current deferred tax asset:
            Deferred revenue                           $    52,589         $    47,827         $    23,338
            Accrued compensation                             8,086               9,411              10,037
            Reserves not currently deductible               24,897              18,267              22,992
            Accrued lease termination costs                                                         52,474
            Accrued rent                                    19,701              14,328               8,955
                                                       -----------         -----------         -----------
                     Total                                 105,273              89,833             117,796
            Less valuation allowance                      (105,273)            (89,833)           (117,796)
                                                       -----------         -----------         -----------

          Net                                          $        --         $        --         $        --
                                                       ===========         ===========         ===========

          Non-current deferred tax asset:
            Accrued lease termination costs            $        --         $        --         $    20,626
            Net operating loss carryforward              2,332,829           2,173,836           2,334,735
            Research and development credits               145,625             134,525             123,425
                                                       -----------         -----------         -----------
                     Total                               2,478,454           2,308,361           2,478,786
          Non-current deferred tax liability:
            Deferred software development costs           (119,287)           (103,007)            (78,938)
                                                       -----------         -----------         -----------
            Net non-current deferred tax asset           2,359,167           2,205,354           2,399,848
            Less valuation allowance                    (2,359,167)         (2,205,354)         (2,399,848)
                                                       -----------         -----------         -----------

          Net                                          $        --         $        --         $        --
                                                       ===========         ===========         ===========

      The provision for income taxes for the three months and six months ended December 31, 1996 and 1995 consists of the following:


                                          FOR THE THREE     FOR THE THREE     FOR THE SIX       FOR THE SIX
                                          MONTHS ENDED      MONTHS ENDED      MONTHS ENDED      MONTHS ENDED
                                          DECEMBER 31,      DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                                              1996              1995              1996              1995
          Current provision                 $     --         $      --         $      --         $      --
          Deferred credit                     67,579           332,641           169,253           288,635
                                            --------         ---------         ---------         ---------
                     Total                    67,579           332,641           169,253           288,635
          Less increase in
             the valuation allowance         (67,579)         (332,641)         (169,253)         (288,635)
                                            --------         ---------         ---------         ---------

          Income tax expense                $     --         $      --         $      --         $      --
                                            ========         =========         =========         =========

      At December 31, 1996, the Company has net operating loss carryforwards of $6,861,261 for U.S. Federal tax purposes. Such loss carryforwards, if unused as offsets to future taxable income, will expire beginning in 2002 and continuing through 2011. Also at December 31, 1996, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of $145,625 which will begin to expire in 2003.

9. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("CANADIAN GAAP AND U.S. GAAP")

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

      During the three months and six months ended December 31, 1996 and 1995, differences between Canadian GAAP and U.S. GAAP arose as a result of depreciation. For U.S. GAAP purposes, furniture and fixtures and equipment are depreciated over useful lives of seven and five years, respectively, using an accelerated method. For Canadian GAAP purposes, furniture and fixtures and equipment are to be depreciated over useful lives of five and three years, respectively, using a straight-line method. The difference does not have a material effect on income nor on the earnings per share calculation.

                                   * * * * * *